September 10, 2019

Ray Winborne
Chief Financial Officer
GoDaddy Inc.
14455 N. Hayden Road
Scottsdale, Arizona 85260

       Re: GoDaddy Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed February 22, 2019
           Form 10-Q for the Quarterly Period Ended June 30, 2019
           Filed August 2, 2019
           File No. 001-36904

Dear Mr. Winborne:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services